Exhibit 4.3
AMENDMENT NO. 8 TO
REVOLVING CREDIT AND SECURITY AGREEMENT
THIS AMENDMENT NO. 8 (this "Amendment") is entered into as of October 9, 2014, by and among TECUMSEH PRODUCTS COMPANY, a corporation organized under the laws of the State of Michigan (“Tecumseh Products”), TECUMSEH COMPRESSOR COMPANY, a corporation organized under the laws of the State of Delaware (“Tecumseh Compressor”), TECUMSEH PRODUCTS OF CANADA, LIMITED, a Canadian corporation (“Tecumseh Products Canada”), and EVERGY, INC., a corporation organized under the laws of the State of Delaware (“Evergy”) (Tecumseh Products, Tecumseh Compressor, Tecumseh Products Canada, and Evergy are each a “Borrower”, and collectively “Borrowers”), PNC BANK, NATIONAL ASSOCIATION ("PNC"), the various financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, "Lenders") and PNC, as agent for the Lenders (in such capacity, "Agent").
BACKGROUND
A.Borrowers, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of April 21, 2011, as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated December 30, 2011, as amended by Amendment No. 2 to Revolving Credit and Security Agreement dated November 6, 2013, as amended by Amendment No. 3 to Revolving Credit and Security Agreement dated as of December 11, 2013, as amended by Amendment No. 4 to Revolving Credit and Security Agreement dated as of December 31, 2013, as amended by Amendment No. 5 to Revolving Credit and Security Agreement dated as of January 22, 2014, as amended by Amendment No. 6 to Revolving Credit and Security Agreement dated as of March 20, 2014, and as amended by Amendment No. 7 to Revolving Credit and Security Agreement dated as of August 28, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.
B.    The Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions in this Amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.
2.    Amendments to Loan Agreement.

(a)    Section 7.1(b) of the Loan Agreement is amended to read as follows:
(b)    Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3, (ii) the Paris, TN Stamping Assets Sale provided the Specified Paris, TN Stamping Assets Sale Conditions are satisfied, (iii) the Paris, TN Real Property Option Sale provided the Specified Paris, TN Real Property Option Sale Conditions are satisfied, (iv) transfers of Equity Interests in Excluded Foreign Subsidiaries to other Excluded Foreign Subsidiaries and the dissolution of non-Borrower Subsidiaries to the extent reflected on Schedule 5.2(b) to this Agreement, (v) the transfer by Tecumseh Products of its Equity Interests in TPC Refrigeration de Mexico S de RL de CV to its Subsidiary Tecumseh Holding Corporation, a Michigan corporation, and (vi) any other sales or dispositions expressly permitted by this Agreement.

(b)    Section 7.10 of the Loan Agreement is amended to read as follows:
7.10.    Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions disclosed to the Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate. Notwithstanding anything to the contrary contained in this Section 7.10: (a) if under Section 7.5 Borrowers are allowed to make loans to Excluded Foreign Subsidiaries and other non-Borrower Subsidiaries, then Borrowers may make, or allow to remain outstanding, trade terms and loan terms between any Borrower and its Affiliate that are not on an arms-length basis; (b) Borrowers may transfer or have transferred Equity Interests in Excluded Foreign Subsidiaries to other Excluded Foreign Subsidiaries to the extent reflected on Schedule 5.2(b) to this Agreement; and (c) Tecumseh Products may transfer or have transferred Equity Interests in TPC Refrigeration de Mexico S de RL de CV to its Subsidiary Tecumseh Holding Corporation, a Michigan corporation, to the extent reflected on Schedule 5.2(b).

(c)    Section 7.12(a) of the Loan Agreement is amended to read as follows:
(a)    Form any Domestic Subsidiary (other than Tecumseh Holding Corporation, a Michigan corporation, and Tecumseh Holding Company LLC, a Michigan limited liability company) or Canadian Subsidiary unless (i) such Domestic Subsidiary or Canadian Subsidiary immediately expressly joins in this Agreement as a Borrower or a Guarantor and becomes jointly and severally liable for the obligations of Borrowers hereunder and under any other agreement between any Borrower and Lenders and grants to Agent for the benefit of the Lender a first-priority Lien in all of its present and future assets to secure the Obligations, and (ii)

Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

(d)    Schedules 5.2(b) and 7.4 of the Loan Agreement are replaced with the schedules attached as Exhibit A to this Amendment.
3.    Conditions of Effectiveness of Amendment. This Amendment is not effective until each of the following conditions precedent (the "Amendment No. 8 Conditions Precedent") have been satisfied to Agent's satisfaction:
(a)    Agent has received fully executed originals of this Amendment.
(b)    All loan documents, including notes, security agreements, guarantees, subordination agreements, landlord waivers, financial statements, legal opinions, evidence of insurance, and other documents, are satisfactory in form and substance to Agent and its legal counsel.
4.    Representations and Warranties. The parties hereto represent and warrant that this Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the parties hereto and are enforceable against such parties in accordance with their respective terms.
5.    Effect on the Agreement.
(a)    Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.
(b)    Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
(c)    The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
6.    Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.
7.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
8.    Counterparts; Facsimile and PDF. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic transmission in PDF format shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.
PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent
By: /s/ Todd Milenius
Todd Milenius, Vice President
ACKNOWLEDGED AND AGREED:
TECUMSEH PRODUCTS COMPANY
TECUMSEH COMPRESSOR COMPANY
TECUMSEH PRODUCTS OF CANADA, LIMITED
EVERGY, INC.
By: /s/ Janice E. Stipp
Janice E. Stipp, Chief Financial Officer and Treasurer